Exhibit 99.1

Kenexa Appoints Rebecca Maddox to Board of Directors

WAYNE, Pa. (October 20, 2006) - - Kenexa® (NASDAQ: KNXA), a leading provider of talent management solutions, today announced the appointment of Rebecca Maddox as an addition to its board of directors.  A seasoned executive, Maddox is a founding principal, president and CEO of Maddox Smye LLC, an international specialty sales consulting firm.

Well known as a prominent business advisor, Maddox’s firm helps Fortune 1000 companies increase market share and profitability by improving their ability to sell effectively to women.  Prior to dedicating herself to consulting, Maddox held positions that included CEO of Capital Rose, Inc., senior vice president, Marketing, Capital Holding, and senior vice president, Marketing, Citicorp.  She has served on the board of directors of Right Management Consultants, served for six years on the Regional Advisory Board of PNC Banks, N.A. and has been a judge for the prestigious Ernst & Young Entrepreneur of the Year Awards for three consecutive years.  A published author, she holds a bachelor’s of science degree in business administration from Pennsylvania State University, an MBA in Marketing and Finance from Columbia University, and her C.P.A. license from New York State.

Kenexa’s CEO, Rudy Karsan, said, “Rebecca is an incredible individual; smart, engaging and insightful. She has tremendous business and corporate governance experience and will be a phenomenal asset to our Board. We are truly fortunate in being able to recruit Rebecca.”

About Kenexa

Kenexa Corporation (www.kenexa.com) provides software, services and proprietary content that enable organizations to more effectively recruit and retain employees. Kenexa solutions include applicant tracking, employment process outsourcing, phone screening, skills and behavioral assessments, structured interviews, performance management, multi-rater feedback surveys, employee engagement surveys and HR Analytics. Kenexa is headquartered in Wayne, Pa. More information about Kenexa and its global locations can be accessed at www.kenexa.com.

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Note to Editors: Kenexa is a registered trademark of Kenexa Corporation. Other product or service names mentioned herein remain the property of their respective owners.  Photos of Ms. Rebecca Maddox are available from The Devon Group.

MEDIA CONTACTS:

Sarah Teten

Kenexa

1-800-391-9557

sarah.teten@kenexa.com

Jeanne Achille

The Devon Group

1-732-224-1000, ext. 11

clientnews@devonpr.com